                                                                      Exhibit 12



                          PARKER-HANNIFIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands)

                                                      Six months
                                                   Ended December 31                           Fiscal Year Ended June 30,
                                                    2001        2000         2001        2000         1999       1998       1997
                                                ------------------------  ----------------------------------------------------------
EARNINGS
--------

Income from continuing operations before
  income taxes                                    $ 139,478   $ 315,286    $ 533,596   $ 562,187   $ 477,694   $ 503,988  $ 424,867

Add:
  Interest on indebtedness, exclusive of
    interest capitalized in accordance
    with FASB #34 and interest on ESOP
    loan guarantee                                   38,736      43,409       83,728      51,576      63,132      52,463     46,373

  Amortization of deferred loan costs                   607         366          810         659         565         324        286

  Portion of rents representative of
    interest factor                                   9,332       6,729       18,663      13,457      14,093      12,355     11,102

  Equity share of losses of companies
    for which debt obligations are not
    guaranteed                                        4,995         812        1,571       1,359                     583      1,327

  Amortization of previously capitalized
    interest                                            134         127          274         254         313         296        220

                                                -----------------------   ----------------------------------------------------------
                           Income as adjusted     $ 193,282   $ 366,729    $ 638,642   $ 629,492   $ 555,797   $ 570,009  $ 484,175
                                                =======================   ==========================================================

FIXED CHARGES
-------------

Interest on indebtedness, exclusive of
  interest capitalized in accordance
  with FASB #34 and interest on ESOP
  loan guarantee                                  $  38,736   $  43,409    $  83,728   $  51,576   $  63,132   $  52,463  $  46,373

Capitalized interest                                                                           2           2       1,372        272

Amortization of deferred loan costs                     607         366          810         659         565         324        286

Portion of rents representative of
   interest factor                                    9,332       6,729       18,663      13,457      14,093      12,355     11,102

                                                -----------------------   ----------------------------------------------------------
                                Fixed charges      $ 48,675    $ 50,504    $ 103,201   $ 65,694    $  77,792   $  66,514  $  58,033
                                                =======================   ==========================================================

RATIO OF EARNINGS TO FIXED CHARGES                     3.97x       7.26x        6.19x      9.58x        7.14x       8.57x      8.34x
----------------------------------